Filed Pursuant to Rule 433

Amendment No.1 to Issuer Free Writing Prospectus Dated January 15, 2015

Relating to Prospectus Supplement Dated January 9, 2015

Prospectus Dated June 5, 2014

Registration No. 333-195386

EXPLANATORY NOTE

This Amendment No. 1 supersedes and replaces the Free Writing Prospectus dated January 15, 2015, which inadvertently contained materials not related to the 2015 Trade Partners Program.

MSA COMPLIANT

Introducing...

RED SUN

BOLD TASTE. IMMENSELY SATISFYING.

- **RED SUN is a highly innovative cigarette that answers the huge market demand for a reduced risk combustible cigarette!**
- **RED SUN has a bold taste and exposes smokers to substantially less 'tar' and less smoke than the leading cigarette brands and therefore reduces smokers' exposure to tobacco toxins.**
- **Smokers who enjoy *American Spirit®*, *Marlboro®* or *Camel®* will love RED SUN!***

BOLD COLD MENTHOL
RED SUN
CIGARETTES
RED SUN
CIGARETTES
RED SUN

2015 TRADE PARTNERS PROGRAM

We will issue you stock in our publicly traded company...

TRADE PARTNERS EARN 22nd CENTURY GROUP STOCK!
22ND CENTURY GROUP, INC.
YOUR NAME WILL GO HERE!
22ND CENTURY GROUP, INC.
SEAL

ABSOLUTELY FREE!

* RED SUN is a registered trademark of 22nd Century Limited, LLC. All other names and marks are the registered trademarks of their respective owners and are not affiliated with 22nd Century Limited, LLC in any way.

Attention Retailers!

Earn actual stock in 22nd Century Group, Inc. (NYSE MKT: XXII) through our **Trade Partners Program!**

For each and every carton of RED SUN you buy in 2015, you will earn $3.00 worth of XXII stock! Call 800-225-1838 for details!

RED SUN
RED SUN

The issuer has filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering to which this communication relates. Before you participate, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer will arrange to send you the prospectus if you request it by calling us at 716-270-1523.

REDSUNCIGARETTES.COM

© 2015

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